CONTACT: Joseph W. Kaufmann President and Chief Executive Officer (484) 713-2100	FOR IMMEDIATE RELEASE

KENSEY NASH REPORTS $19 MILLION IN TOTAL REVENUE, UP 21% FROM THE PRIOR YEAR PERIOD, AND $0.19 EARNINGS PER SHARE FOR THIRD FISCAL QUARTER

EXTON, PA, April 23, 2007 -- Kensey Nash Corporation (NASDAQ: KNSY) today reported total revenue of $19.0 million for its quarter ended March 31, 2007, up 21% from the $15.7 million reported in the comparable quarter of fiscal 2006. Earnings per share of $0.19 increased 12% from the pro-forma earnings per share of $0.17 in the comparable quarter of fiscal 2006.

Third Quarter Results. Net sales, which are included in total revenues, increased 27% to $12.6 million from $10.0 million in the third quarter of fiscal 2006. The Company’s sales of biomaterials products increased 19% to $11.6 million from $9.8 million in the comparable prior year fiscal quarter. Endovascular product sales increased 413% to $1.0 million from $204,000 in the prior year period, but were down slightly compared to the December 31, 2006 quarter due to manufacturing issues with the ThromCat™ Thrombectomy Catheter and TriActiv® Embolic Protection System products and ongoing field sales restructuring.

Royalty income, also included in total revenues, increased 10% to $6.3 million compared to $5.7 million in the comparable prior year period. Royalty income included $5.3 million in Angio-Seal™ royalties, up 8% from the comparable quarter of the prior fiscal year, and $935,000 in royalties from Orthovita, Inc. (NASDAQ: VITA), up 20% from the prior fiscal year period.

Third quarter diluted earnings increased to $0.19 per share, a 12% increase from the $0.17 pro forma diluted earnings per share for the third fiscal quarter of the prior year. Pro forma earnings per share for the prior year period excludes the transition costs related to the facility move in fiscal 2006. Equity compensation expense was equivalent to $0.04 per share in both periods.

The following chart summarizes the Company’s results for the three months ended March 31, 2007, compared to its results for the comparable period in the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Three months ended March 31,		Year over Year % Change
($ millions, except per share data)	2007	2006
Net Sales - Biomaterials	$11.6	$9.8	19%
Net Sales - Endovascular	$1.0	$0.2	413%
Royalty Income	$6.3	$5.7	10%
Total Revenues	$19.0	$15.7	21%
Income from Operations, As Reported	$3.2	$2.2	44%
Diluted Earnings Per Share, As Reported	$0.19	$0.15	27%
Adjust for:
Facility Transition Charges	--	$0.5	--
Income from Operations, As Reported (March 31, 2007) and Pro Forma (March 31, 2006)	$3.2	$2.7	17%
Diluted Earnings Per Share, As Reported (March 31, 2007) and Pro Forma (March 31, 2006)	$0.19	$0.17	12%
Supplemental Information related to Equity Compensation Expense :
Equity Compensation Expense	$0.8	$0.6	17%
Equity Compensation Expense Per Share	$0.04	$0.04	--

Nine Month Results. Total revenues for the nine months ended March 31, 2007 increased 25% to $52.5 million from $42.0 million in the prior comparable nine-month period. Net sales increased 35% to $34.4 million from $25.4 million recorded in the first nine months of fiscal 2006. The Company’s sales of biomaterials products increased 27% to $31.4 million for the nine months ended March 31, 2007 from $24.7 million in the prior year nine-month period. Endovascular product sales increased 299% to $3.0 million from $747,000 for the nine months ended March 31, 2006.

Royalty income increased 9% to $18.1 million compared to $16.6 million in the comparable prior year period. Royalty income included $15.4 million in Angio-Seal™ royalties, up 6% from the comparable nine-month period of the prior fiscal year, and $2.7 million in royalties from Orthovita, up 26% from the comparable prior year period.

Nine months diluted earnings increased to $0.43 per share, a 34% increase from the $0.32 pro forma diluted earnings per share for the first nine months of the prior year. Equity compensation expense was recorded in both periods and was $2.4 million, or $0.13 per share, for the nine months ended March 31, 2007 compared to $1.7 million, or $0.10 per share, for the nine months ended March 31, 2006. Pro forma earnings per share for the prior year period excludes transition costs related to the facility move in fiscal 2006.

The following chart summarizes the Company’s results for the nine months ended March 31, 2007, compared to its results for the comparable period in the prior fiscal year. See attached schedules for a detailed reconciliation between the non-GAAP and reported GAAP results.

	Nine months ended March 31,		Year over Year % Change
($ millions, except per share data)	2007	2006
Net Sales - Biomaterials	$31.4	$24.7	27%
Net Sales - Endovascular	$3.0	$0.7	299%
Royalty Income	$18.1	$16.6	9%
Total Revenues	$52.5	$42.0	25%
Income from Operations, As Reported	$6.9	$0.5	1288%
Diluted Earnings Per Share, As Reported	$0.43	$0.09	378%
Adjust for:
Facility Transition Charges	--	$4.1	--
Income from Operations, As Reported (March 31, 2007) and Pro Forma (March 31, 2006)	$6.9	$4.6	49%
Diluted Earnings Per Share, As Reported (March 31, 2007) and Pro Forma (March 31, 2006)	$0.43	$0.32	34%
Supplemental Information related to Equity Compensation Expense:
Equity Compensation Expense	$2.4	$1.7	39%
Equity Compensation Expense Per Share	$0.13	$0.10	30%

Biomaterials Update. Biomaterials sales for the third quarter of fiscal 2007 were $11.6 million up from $9.8 million in the same period last year, showing solid growth across the Company’s various sectors of business summarized in the following chart.

($ thousands)	Three Months ended March 31, 2007	Three Months ended March 31, 2006	Growth rate
Angio-Seal™ Components	$3,891	$3,298	18%
Orthopaedic Products	$7,099	$5,932	20%
Other Products	$607	$530	15%
Total Net Sales- Biomaterials	$11,597	$9,760	19%

Sales of Angio-Seal™ components to St. Jude Medical, Inc. were stronger than expected. Orthopaedic product sales were 20% higher than the previous year primarily due to growth in sales of the Company’s co-developed Vitoss Foam™ product line to Orthovita, Inc. and other new business activities in the sector.

“We continue to be pleased with our biomaterials business,” commented Joe Kaufmann, President and CEO. “This quarter, we recognized over $700,000 in revenue from two new customers, and continue to have success diversifying our customer base and building future revenue sources. We were especially happy to announce our new relationship with Biomet, Inc., a company that will distribute our OrthoFill™ bone void filler product and is also interested in helping us advance the research to study its potential as a cartilage repair product,” Mr. Kaufmann stated. “We are actively pursuing additional opportunities that will also position us for future growth.”

Endovascular Update. Endovascular sales for the third quarter of fiscal 2007 were $1.0 million, a 413% increase over the prior year comparable period. U.S. endovascular sales were $750,000, up 476% year-over-year. Endovascular sales were negatively impacted during the quarter by two separate recalls affecting the ThromCat™ Thrombectomy Catheter System and the TriActiv® Embolic Protection System platforms. The recall affected 29 ThromCat™  devices in the field and an estimated 225 TriActiv™ units.

“While the numbers highlight our significant progress since last year, the sequential growth momentum that we had hoped to achieve this quarter has been delayed,” commented Mr. Kaufmann. “Typical of many early stage launches of technically innovative products, Kensey Nash has been dealing with challenges in manufacturing this last quarter. The ThromCat™ product, which had limited availability for several weeks, is once again available in full supply to our customers. The TriActiv® System issue arose late in the quarter and is expected to be resolved within a few weeks,” he elaborated.

“In addition, we have been actively reconfiguring our sales force, resulting in a high turnover of people and changes in territories. We are confident that this process is going to benefit our organization in the near future; however, it did result in a lower than expected number of sales representatives in the field during the quarter. With the resolution of the product issues and a more focused sales team, we are looking forward to renewed endovascular sales growth in the coming quarters,” Mr. Kaufmann concluded.

During the quarter, the Company continued its enrollment in its carotid clinical trial for the TriActiv® ProGuard™ System, the third generation of the embolic protection system incorporating Local Flush and Extraction (LFX™) technology for use in branched anatomies. The Company also gained CE Mark approval for the TriActiv® ProGuard™ System for the carotid indication, which will allow for the product’s launch in Europe later this quarter.

Prior Year Pro Forma Presentation. During its fiscal 2006 year, the Company successfully completed construction of, and moved its operations to, a new facility, which resulted in significant transition expenses related to the acceleration of depreciation of certain abandoned leasehold improvement assets at its previous locations and moving charges. The impact of these charges was $4.7 million, or $0.25 per share, during the fiscal year 2006, of which $0.5 million or $0.03 per share was recorded in the prior year third quarter and $4.1 million or $0.24 per share was recorded in the prior year nine month period. The transition to the new facility is complete and no additional charges have been recorded in fiscal 2007.

Fourth Quarter Fiscal 2007 Forecast. The Company believes that its fourth fiscal quarter will be impacted by several factors. The Company expects its endovascular product sales to increase from those in the third fiscal quarter primarily due to improved field sales productivity and the launch of the TriActiv® ProGuard™ device with a carotid indication in Europe. The Company’s biomaterials product sales are expected to decline from those in the third fiscal quarter due to the ordering patterns from certain major customers, primarily St. Jude Medical related to Angio-Seal™ components.

The Company’s expectations for its fourth fiscal quarter are net sales in a range of $11.4 to $11.9 million and royalties in a range of $6.6 to $6.8 million. Revenues are expected to be in a range of $18.0 to $18.7 million.

Diluted earnings per share are expected to be in a range of $0.14 to $0.15, which includes equity compensation expense of approximately $0.04 per share.

Conference Call and Webcast. The Company will host a conference call on Monday, April 23, 2007 at 9:00 a.m. Eastern Time. To participate in the conference call, interested parties should dial 612-332-0637. In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast. The teleconference call will also be available for replay starting Monday April 23, 2007 at 12:30 p.m. Eastern Time through Monday April 30, 2007 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 869772.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets. Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. Kensey Nash has also commercialized a series of innovative embolic protection and thrombectomy products through its own direct endovascular sales force. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s forecast of operating results for the fourth quarter of fiscal 2007. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the Company’s success in launching its endovascular products into the marketplace, the Company’s dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling KNC related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies, among other important risks. For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2007	2006	2007	2006
Revenues:
Net sales
Biomaterial sales	$11,596,889	$9,759,893	$31,414,187	$24,677,210
Endovascular sales	1,046,677	203,834	2,980,684	747,238
Total net sales	12,643,566	9,963,727	34,394,871	25,424,448
Royalty income	6,308,534	5,711,798	18,120,617	16,604,214
Total revenues	18,952,100	15,675,525	52,515,488	42,028,662
Operating costs and expenses:
Cost of products sold	5,853,872	4,545,175	15,963,225	14,586,672
Research and development	5,230,178	4,635,501	14,420,533	14,499,053
Sales and marketing	2,840,736	2,408,464	9,254,873	6,496,566
General and administrative	1,863,341	1,892,986	5,968,493	5,948,785
Total operating costs and expenses	15,788,127	13,482,126	45,607,124	41,531,076
Income from operations	3,163,973	2,193,399	6,908,364	497,586
Interest and other income, net	152,099	244,055	530,642	863,929
Pre-tax income	3,316,072	2,437,454	7,439,006	1,361,515
Income tax expense	945,130	649,820	2,061,082	312,492
Net income	$2,370,942	$1,787,634	$5,377,924	$1,049,023
Basic earnings per share	$0.20	$0.16	$0.46	$0.09
Diluted earnings per share	$0.19	$0.15	$0.43	$0.09
Weighted average common shares outstanding	11,842,330	11,477,601	11,726,468	11,470,282
Diluted weighted average common shares outstanding	12,625,846	12,263,183	12,571,873	12,287,701

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2007	June 30,
	(Unaudited)	2006
Assets
Current assets:
Cash, cash equivalents and investments	$32,442,463	$27,127,992
Restricted cash	1,031,633	1,000,809
Trade receivables	6,815,143	6,396,165
Other receivables	7,485,601	6,942,480
Inventory	9,384,641	7,197,868
Prepaids and other assets	2,246,732	1,427,303
Deferred tax asset, current	2,356,071	1,849,513
Total current assets	61,762,284	51,942,130
Property, plant and equipment, net	64,964,084	63,250,526
Other non-current assets	14,174,676	14,998,612
Total assets	$140,901,044	$130,191,268

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$5,820,491	$7,391,130
Current portion of debt	106,667	-
Deferred revenue	279,312	203,351
Total current liabilities	6,206,470	7,594,481
Long term portion of deferred revenue	657,354	795,830
Long term portion of debt	7,893,333	8,000,000
Deferred tax liability, non-current	886,422	523,487
Other non-current liabilities	1,782,073	85,834
Total stockholders' equity	123,475,392	113,191,636
Total liabilities and stockholders' equity	$140,901,044	$130,191,268

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations
Adjusted Income and Earnings Per Share Reconciliation

	(Unaudited) As Reported	Non-GAAP Adjustments	(Unaudited) Pro forma
	Three Months Ended March 31,	Acceleration of Depreciation and Moving Costs	Three Months Ended March 31,
	2006	2006	2006

Revenues:
Net sales
Biomaterial sales	$9,759,893	$-	$9,759,893
Endovascular sales	203,834	-	203,834
Total net sales	9,963,727	-	9,963,727
Royalty income	5,711,798	-	5,711,798
Total revenues	15,675,525	-	15,675,525
Operating costs and expenses:
Cost of products sold	4,545,175	(268,014)	4,277,161
Research and development	4,635,501	(169,998)	4,465,503
Sales and marketing	2,408,464	(19,129)	2,389,335
General and administrative	1,892,986	(55,206)	1,837,780
Total operating costs and expenses	13,482,126	(512,347)	12,969,779
(Loss)/income from operations	2,193,399	512,347	2,705,746
Interest and other income, net	244,055	-	244,055
Pre-tax (loss)/income	2,437,454	512,347	2,949,801
Income tax expense	649,820	158,483	808,303
Net (loss)/income	$1,787,634	$353,864	$2,141,498
Basic (loss)/earnings per share	$0.16	$0.03	$0.19
Diluted (loss)/earnings per share	$0.15	$0.03	$0.17
Weighted average common shares outstanding	11,477,601	11,477,601	11,477,601
Diluted weighted average common shares outstanding	12,263,183	12,263,183	12,263,183

	(Unaudited) As Reported	Non-GAAP A djustments	(Unaudited) Pro forma
	Nine Months Ended March 31,	Acceleration of Depreciation and Moving Costs	Nine Months Ended March 31,
	2006	2006	2006

Revenues:
Net sales
Biomaterial sales	$24,677,210	$-	$24,677,210
Endovascular sales	747,238	-	747,238
Total net sales	25,424,448	-	25,424,448
Royalty income	16,604,214	-	16,604,214
Total revenues	42,028,662	-	42,028,662
Operating costs and expenses:
Cost of products sold	14,586,672	(2,220,881)	12,365,791
Research and development	14,499,053	(1,318,369)	13,180,684
Sales and marketing	6,496,566	(148,349)	6,348,217
General and administrative	5,948,785	(440,986)	5,507,799
Total operating costs and expenses	41,531,076	(4,128,585)	37,402,491
(Loss)/income from operations	497,586	4,128,585	4,626,171
Interest and other income, net	863,929	-	863,929
Pre-tax (loss)/income	1,361,515	4,128,585	5,490,100
Income tax (benefit)/expense	312,492	1,193,665	1,506,157
Net (loss)/income	$1,049,023	$2,934,920	$3,983,943
Basic (loss)/earnings per share	$0.09	$0.26	$0.35
Diluted (loss)/earnings per share	$0.09	$0.24	$0.32
Weighted average common shares outstanding	11,470,282	11,470,282	11,470,282
Diluted weighted average common shares outstanding	12,287,701	12,287,701	12,287,701

Note: To supplement our consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), Kensey Nash Corporation has used non-GAAP measures of pro forma net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments have been provided to enhance the user's overall understanding of our historical financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for the three and nine months ended March 31, 2006 for an acceleration of depreciation charge and moving costs. The Company has excluded the impact of the acceleration of depreciation charge and moving costs related to the Company’s move to a new facility in June 2006. The acceleration of depreciation charge and moving costs began in May 2005 and were completed by June 2006. These were non-cash charges and had no impact on the cash flows of the Company.

This non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the acceleration of depreciation charge related to the transition to the new facility. Further, this non-GAAP results is one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.